Exhibit 99.1

LUMARA HEALTH INC.

(FORMERLY K-V PHARMACEUTICAL COMPANY)

Financial Statements

As of March 31, 2014 (Successor Company) and March 31, 2013 (Predecessor Company) and
for the period September 16, 2013 to March 31, 2014 (Successor Company), the period April 1,
2013 to September 15, 2013 (Predecessor Company) and the fiscal year ended March 31, 2013
(Predecessor Company)

LUMARA HEALTH INC.

Contents

Independent Auditor’s Report	2

Consolidated Financial Statements

Consolidated Statements of Operations for the period September 16, 2013 through March 31, 2014 (Successor Company), and the period April 1, 2013 through September 15, 2013 (Predecessor Company) and the fiscal year ended March 31, 2013 (Predecessor Company)	4

Consolidated Balance Sheets as of March 31, 2014 (Successor Company) and March 31, 2013 (Predecessor Company)	5

Consolidated Statements of Changes in Stockholder’s Equity (Deficit) for the period September 16, 2013 through March 31, 2014 (Successor Company), and the period April 1, 2013 through September 15, 2013 (Predecessor Company) and the fiscal year ended March 31, 2013 (Predecessor Company)	6

Consolidated Statements of Cash Flows

for the period September 16, 2013 through March 31, 2014 (Successor Company), and the period April 1, 2013 through September 15, 2013 (Predecessor Company)
and the fiscal year ended March 31, 2013 (Predecessor Company)

7-8

Notes to Consolidated Financial Statements	9-30

Independent Auditor’s Report

Board of Directors
Lumara Health Inc.
Chesterfield, Missouri

We have audited the accompanying consolidated financial statements of Lumara Health Inc. (formerly K-V Pharmaceutical Company) and its subsidiaries (collectively, the “Company”), which comprise the consolidated balance sheets as of March 31, 2014 (“Successor Company”) and 2013 (“Predecessor Company”), and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the Period from September 16, 2013 to March 31, 2014 (Successor Company), and the Period from April 1, 2013 to September 15, 2013 (Predecessor Company) and the year ended March 31, 2013 (Predecessor Company), and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lumara Health Inc. and its subsidiaries as of March 31, 2014 (Successor Company) and 2013 (Predecessor Company), and the results of their operations and their cash flows for the Period from September 16, 2013 to March 31, 2014 (Successor Company), and the Period from April 1, 2013 to September 15, 2013 (Predecessor Company) and the year ended March 31, 2013 (Predecessor Company), in accordance with accounting principles generally accepted in the United States of America.

Other Matters - Comparability

As described in Note 1 to the consolidated financial statements, the Predecessor Company filed for a petition of reorganization under Chapter 11 of the United States Bankruptcy Court on August 4, 2012. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on September 16, 2013. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as a new entity in conformity with Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 852, “Reorganizations,” effective as of September 16, 2013. Accordingly, the Company’s consolidated financial statements prior to September 16, 2013 are not comparable to its consolidated financial statements for periods after September 16, 2013.

/s/ BDO USA, LLP

Chicago, Illinois
June 30, 2014

LUMARA HEALTH INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in millions)

	Successor	Predecessor
	Period from	Period from
	September 16, 2013	April 1, 2013 to	Year Ended
	to March 31, 2014	September 15, 2013	March 31, 2013

Net revenues	$72.7	$53.8	$66.7
Cost of sales	13.0	1.1	2.6
Gross profit	59.7	52.7	64.1
Operating expenses:
Selling and administrative	77.7	31.2	79.9
Research and development	6.0	4.1	10.1
Loss on sale of property and equipment	—	—	0.7
Impairment of property and equipment	—	0.7	—
Total operating expenses	83.7	36.0	90.7
Operating income (loss)	(24.0)	16.7	(26.6)

Other expense (income):
Change in warrant liability	—	—	(12.4)
Interest expense	7.9	5.5	21.0
Interest and other (income).expense	(1.1)	0.5	(2.2)
Total other expense, net	6.8	6.0	6.4
Income (loss) from continuing operations before reorganization items, and income taxes	(30.8)	10.7	(33.0)
Reorganization items, net:
Gain on settlement of compromised liabilities	—	(135.3)	(37.0)
Write off of financing costs and warrant liability	—	—	(1.8)
Fresh start accounting adjustment, net	—	(297.3)	—
Professional fees	1.4	39.1	21.7
Reorganization items, net	1.4	(393.5)	(17.1)
Income (loss) from continuing operations before income taxes	(32.2)	404.2	(15.9)
Income tax provision (benefit)	—	(81.0)	3.2
Net income (loss) from continuing operations	(32.2)	485.2	(19.1)
Net income from discontinued operations, net of tax ($-, $-, and $3.7)	—	—	6.3
Gain on sale of discontinued operations, net of tax ($-, $-, and $3.6)	—	—	6.2
Net income (loss)	$(32.2)	$485.2	$(6.6)

See accompanying Notes to Consolidated Financial Statements.

LUMARA HEALTH INC.
CONSOLIDATED BALANCE SHEETS

(dollars in millions, except par value)

	Successor	Predecessor
	March 31,	March 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$60.4	$37.3
Restricted cash	2.5	22.4
Receivables, net	21.1	16.6
Inventories, net	12.0	5.6
Other current assets	2.9	3.6
Current assets held for sale	—	31.2
Total Current Assets	98.9	116.7
Property and equipment, less accumulated depreciation	0.9	1.3
Intangible assets, net	342.5	110.5
Other assets	8.0	9.0
Total Assets	$450.3	$237.5

LIABILITIES
Liabilities not subject to compromise:
Current Liabilities:
Accounts payable	$8.4	$5.0
Accrued expenses	43.4	28.9
Debtor-in-possession financing	—	86.2
Current portion of long-term debt	7.5	29.8
Total Current Liabilities	59.3	149.9
Long-term debt, net	40.4	—
Deferred tax liability	—	80.6
Other long-term liabilities	15.5	—
Total liabilities not subject to compromise	115.2	230.5
Liabilities subject to compromise	—	492.9
Total Liabilities	115.2	723.4

Commitments & Contingencies - Note 15
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock ($0.01 par value, 1,000,000 shares authorized, 0 issued and outstanding at March 31, 2014, and $0.01 par value, 840,000 shares authorized, 40,000 issued and outstanding at March 31, 2013 (convertible into Class A shares on a 8.4375-to-one basis))	—	—
Class A common stock ($0.01 par value, 150,000,000 authorized, 53,869,534 issued and 50,460,484 outstanding at March 31, 2013)	—	0.5
Class B common stock ($0.01 par value, 75,000,000 authorized, 9,717,092 issued and 9,622,520 outstanding at March 31, 2013(convertible into Class A shares on a one-for-one basis))	—	0.1
Common stock ($0.01 par value; 24,000,000 shares authorized and 15,632,818 issued and 15,632,500 outstanding at March 31, 2014)	0.2	—
Additional paid-in capital	367.1	205.6
Accumulated deficit	(32.2)	(634.7)
Less: Treasury stock (318 shares of Common stock at March 31, 2014, 3,409,050 shares of Class A and 94,572 shares of Class B at March 31, 2013), at cost	—	(57.4)
Total Stockholders’ Equity (Deficit)	335.1	(485.9)
Total Liabilities and Stockholders’ Equity (Deficit)	$450.3	$237.5

See accompanying Notes to Consolidated Financial Statements.

LUMARA HEALTH INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(dollars in millions)

	Preferred Stock	Common Stock	Class A Common Stock	Class B Common Stock	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Equity/(Deficit)
Predecessor Company
Balance at March 31, 2012	$—	$—	$0.5	$0.1	$204.2	$(628.1)	$(57.4)	$(480.7)
Net loss	—	—	—	—	—	(6.6)	—	(6.6)
Stock-based compensation	—	—	—	—	1.4	—	—	1.4
Predecessor Company
Balance at March 31, 2013	—	—	0.5	0.1	205.6	(634.7)	(57.4)	(485.9)
Net income	—	—	—	—	—	485.2	—	485.2
Stock-based compensation	—	—	—	—	0.4	—	—	0.4
Elimination of Predecessor Company’s equity	—	—	(0.5)	(0.1)	(206.0)	149.5	57.4	0.3
Predecessor Company
Balance at September 15, 2013	$—	$—	$—	$—	$—	$—	$—	$—

Issuance of successor equity	$—	$0.2	$—	$—	$362.3	$—	$—	$362.5
Net loss	—	—	—	—	—	(32.2)	—	(32.2)
Stock-based compensation	—	—	—	—	4.8	—	—	4.8
Successor Company
Balance at March 31, 2014	$—	$0.2	$—	$—	$367.1	$(32.2)	$—	$335.1

See accompanying Notes to Consolidated Financial Statements.

LUMARA HEALTH INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Successor	Predecessor
	Period from	Period from
	September 16,	April 1, 2013 to	Year Ended
	2013 to March 31,	September 15,	March 31,
	2014	2013	2013

Operating Activities:
Net income (loss)	$(32.2)	$485.2	$(6.6)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	40.2	9.3	20.7
Loss on sale of property and equipment	—	—	0.7
Gain from sale of business, net	—	—	(6.2)
Change in warrant liability	—	—	(12.4)
Payment-in-kind interest on debtor-in-possession financing	—	0.4	1.2
Reorganization items	1.4	(393.5)	(17.1)
Impairment of property and equipment	—	0.7	—
Deferred income tax provision (benefit)	—	(81.0)	6.9
Stock based compensation	5.6	0.4	1.2
Other	—	—	3.7
Changes in operating assets and liabilities:
Receivables	6.1	(4.9)	(11.1)
Inventories	9.8	(0.4)	(3.9)
Accounts payable and accrued expenses	(9.3)	9.0	(51.6)
Other assets and liabilities, net	(2.6)	(1.3)	1.9
Net cash provided by (used in) operating activities	19.0	23.9	(72.6)
Reorganization Activities:
Reorganization items:	(1.4)	393.5	17.1
Gain on settlement of compromised liabilities	—	(135.3)	(37.0)
Write off of financing costs and warrant liability	—	—	(1.8)
Fresh start accounting adjustment, net	—	(297.3)	—
Cash used in reorganization activities	(1.4)	(39.1)	(21.7)
Investing Activities:
Purchase of property and equipment	(0.4)	—	(0.1)
Proceeds from sale of business/assets, net of fees	—	—	9.9
Changes in restricted cash	43.8	(35.5)	(13.1)
Net cash provided by (used in) investing activities	43.4	(35.5)	(3.3)
Financing Activities:
Proceeds (payment) of DIP Facility	—	(86.6)	85.0
Principal payment on short-term debt	—	—	(0.8)
Payment of predecessor debt	—	(220.6)	—
(Payment) proceeds of long-term debt, net	(50.0)	95.0	—
Proceeds from issuance of new shares	—	275.0	—
Net cash (used in) provided by financing activities	(50.0)	62.8	84.2
Increase (decrease) in cash and cash equivalents	11.0	12.1	(13.4)
Cash and cash equivalents:
Beginning of period	49.4	37.3	50.7
End of period	$60.4	$49.4	$37.3

See accompanying Notes to Consolidated Financial Statements.

LUMARA HEALTH INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Successor	Predecessor
	Period from	Period
	September	from April	Year
	16, 2013 to	1, 2013 to	Ended
	March 31,	September	March 31,
	2014	15, 2013	2013

Supplemental cash flow disclosures:
Cash paid for interest	$4.8	$16.5	$4.4
Cash paid for income taxes	$—	$—	$—

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions)

1. Description of Business

General Overview

On May 29, 2014, the Company announced that it changed its corporate name to Lumara Health Inc. Previously, the Company was incorporated as K-V Pharmaceutical Company (“KV”). Unless the context otherwise indicates, references to the “Company,” “we” and “our” are to Lumara Health Inc. and its wholly-owned subsidiaries. In February 2014, the Company announced the formation of two operating divisions, Maternal Health and Women’s Health, through which it will conduct its branded pharmaceutical operations. The Maternal Health division focuses on the development and marketing of products that address pregnancy management. The Maternal Health division currently markets and sells Makena®. The Women’s Health division is dedicated to marketing and developing products that address the health of women across all stages of their lives. The Women’s Health division markets and sells Evamist®, Clindesse® and Gynazole-1®.

Previously, KV conducted generic/non-branded pharmaceutical operations which were divested in August 2011. The generics business has been presented herein as discontinued operations. See Note 12—“Divestitures” for further details.

Bankruptcy Proceedings

On August 4, 2012 (the “Petition Date”), KV and certain of its wholly-owned domestic subsidiaries (the “Filing Subsidiaries” and together with KV, the “Debtors”) filed voluntary petitions for reorganization (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Chapter 11 Cases were being jointly administered under the caption “In re K-V Discovery Solutions, Inc., et al.,” Case No. 12-13346 (ALG).

On August 29, 2013 (the “Confirmation Date”), the Court entered an order (the “Confirmation Order”) confirming the Debtors’ joint plan of reorganization (as amended and supplemented, the “Plan”). On September 16, 2013 (the “Effective Date”), the Company emerged from bankruptcy. See Note 3 — “Emergence from Voluntary Reorganization under Chapter 11 Proceedings”. Prior to the Effective Date, the Debtors operated their businesses as debtors-in-possession (“DIP”) under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. See Note 4—“Fresh-Start Accounting” for further details.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

Upon emergence from bankruptcy on the Effective Date, the Company adopted fresh start accounting in accordance with authoritative guidance Accounting Standards Codification (“ASC”) 852, Reorganizations, which resulted in the Company becoming a new entity for financial reporting purposes. References to “Successor” or “Successor Company” relate to the reorganized Company for periods on and subsequent to September 16, 2013. References to “Predecessor” or “Predecessor Company” relate to the Company for periods on and prior to September 15, 2013. References in this report to the “period ended March 31, 2014” relate to the Successor period from September 16, 2013 to March 31, 2014 and references to the “period ended September 15, 2013” relate to the Predecessor period from April 1, 2013 to September 15, 2013. As a result of the application of fresh start accounting and the effects of the implementation of the Plan, the financial statements on or after September 16, 2013 are not comparable with the financial statements prior to that date. Additionally, while the Predecessor Company had been a publicly traded company, the Successor Company is privately owned. See Note 4—“Fresh Start Accounting” for additional information.

Subsequent to the Petition Date, all expenses, gains and losses directly associated with the reorganization proceedings are reported as Reorganization items, net in the accompanying Consolidated Statements of Operations. In addition, liabilities subject to compromise (“LSTC”) during the chapter II proceedings were distinguished from liabilities of the Company’s subsidiaries that were not part of the Chapter 11 Cases and from post-petition liabilities in the accompanying Consolidated Balance Sheets.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. During the Chapter 11 Cases, the Company’s ability to continue as a going concern was contingent upon its ability to comply with the financial and other covenants contained in its DIP credit agreements, the Bankruptcy Court’s approval of the Debtors’ plan of reorganization and the Company’s ability to successfully implement the plan of reorganization, among other factors. As a result of the execution of the plan of reorganization there is no longer substantial doubt about the Company’s ability to continue as a going concern.

Discontinued Operations

During the fourth quarter of fiscal year 2009, a previous Board of Directors authorized management to sell Particle Dynamics Inc. (“PDI”). During the fourth quarter of fiscal year 2011, the same Board of Directors committed to a plan to divest its generics business. KV sold PDI in June 2010 and the generics business in August 2011. KV has segregated PDI’s and the generics business’s operating results separately for all periods presented. See Note 12—“Divestitures” for information regarding the sale of PDI and the generics business.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results in subsequent periods may differ from the estimates and assumptions used in the preparation of the accompanying consolidated financial statements.

The most significant estimates made by management include revenue recognition and reductions to gross revenues, inventory valuation, intangible and other long-lived assets valuation, warrant valuation, stock-based compensation, income taxes, the application of fresh start accounting and loss contingencies related to legal proceedings. Management periodically evaluates estimates used in the preparation of the consolidated financial statements and makes changes on a prospective basis when changes in estimates are necessary.

Fair Value Measurements

The carrying amounts of the following financial instruments approximate fair value because of the short term maturity of these instruments: cash and cash equivalents, restricted cash, cash surrender value of life insurance policies, accounts receivable, certain other assets, and accounts payable. The carrying amount of the Company’s long-term debt at March 31, 2014 approximates fair value as the instruments bear interest at current market rates for debt with similar maturities.

A three-level hierarchy exists for fair value measurements that distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions developed based on the best information available in the circumstances (“unobservable inputs”). The hierarchy level assigned to financial instruments recorded at fair value is based on the Company’s assessment of the transparency and reliability of the inputs used in the valuation of such instrument at the measurement date. The three hierarchy levels are defined as follows:

Level 1 — Valuations based on unadjusted quoted market prices in active markets for identical securities.

Level 2 -               Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.

Level 3 -               Valuations based on inputs that are unobservable and significant to the overall fair value measurement and involve significant judgment.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, the hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

For the application of fresh start accounting, the fair value measurement methods used to estimate the fair value of the assets and liabilities at the Effective Date utilized a number of significant unobservable inputs or Level 3 assumptions. These assumptions included, among other things, projections of future operating results, the implied fair value of these assets using an income approach by preparing a discounted cash flow analysis and other subjective assumptions.

Cash and Cash Equivalents

Cash and cash equivalents consist of interest-bearing deposits that can be redeemed on demand and investments that have original maturities of three months or less.

Restricted Cash

Restricted cash relates to cash held for certain contingencies including the divestiture of the generics business, indemnity agreements and undrawn debtor in possession financing proceeds while the Company operated in bankruptcy. As of the period ended March 31, 2014, restricted cash is $2.5 which includes $2.0 related to indemnity agreements and a $0.5 escrow balance related to the divestiture of the Company’s generic business. See Note 12—“Discontinued Operations” for further details. Restricted cash at March 31, 2013 included $21.9 of net proceeds related to the $85.0 DIP Facility which was held in an account of Silver Point Finance, LLC (“Silverpoint”), and $0.5 remaining in escrow from the Company’s divestiture of the generics business.

Inventories

Inventories consist of finished goods held for distribution and raw materials. Inventories are stated at the lower of cost or market, with the cost determined on the first-in, first-out (FIFO) basis. Reserves for obsolete, excess or slow-moving inventory are established by management based on evaluation of inventory levels, forecasted demand and market conditions. In connection with fresh start accounting, the Company adjusted the net book value of inventories to their estimated fair value as of September 16, 2013. See Note 4—“Fresh Start Accounting.”

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred. At the time property or equipment is retired from service, the cost and accumulated depreciation is removed from the respective accounts and any related gains or losses are reflected in earnings.

Depreciation expense is computed over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives are principally 10 years for land improvements, 10 to 40 years for buildings and improvements, 3 to 15 years for machinery and equipment, 5 years for computer software, and 3 to 7 years for office furniture and equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the respective lease terms or the estimated useful life of the assets.

The Company assesses property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The factors that the Company considers in its assessment include the following: (1) significant underperformance relative to expected historical or projected future operating results; (2) significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and (3) significant negative industry or economic trends.

To test impairment of the Company’s assets, we first perform an assessment of the asset’s recoverability. Recoverability is determined by comparing the carrying amount of an asset against an estimate of the undiscounted future cash flows expected to result from its use and eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized based on the excess of the carrying amount over the estimated fair value of the asset. During the period ended September 15, 2013, the Company determined that certain artwork (non-depreciable asset) with a carrying value of $0.7 was not recoverable and the carrying cost was reduced to $0. During the fiscal year ended March 31, 2013, the Company did not identify any events that were indicative of impairment of any of the Company’s other property and equipment.

Intangible Assets

Intangible assets consisted of product rights, license agreements and trademarks resulting from product acquisitions and legal fees and similar costs relating to the development of patents and trademarks prior to the Effective Date. Intangible assets that are acquired are stated at cost, less accumulated amortization, and are amortized on a straight-line basis over estimated useful lives ranging from 5 to 10 years. Costs associated with the development of patents and trademarks are amortized on a straight-line basis over an estimated useful life of 17 years. In connection with fresh start accounting, the Company adjusted the net book value of intangible assets to their estimated fair value as of September 16, 2013. See Note 4—“Fresh Start Accounting.”

The Company evaluates its intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. The factors that the Company considers in its assessment include the following: (1) significant underperformance relative to historical or projected future operating results; (2) significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and (3) significant negative industry or economic trends.

To test impairment of the Company’s assets, we first perform an assessment of the asset’s recoverability. Recoverability is determined by comparing the carrying amount of an intangible asset to an estimate of the undiscounted future cash flows expected to result from its use and eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the intangible asset, an impairment loss is recognized based on the excess of the carrying amount over the estimated fair value of the intangible asset. For the periods ended September 16, 2013 and March 31, 2014, the Company did not identify any events that were indicative of impairment of any of the Company’s intangible assets. During the fiscal year ended March 31, 2013, the Company identified the bankruptcy filing as a triggering event indicative of a potential impairment of the Company’s intangible assets. The Company did not record an impairment charge as management concluded that the undiscounted future cash flows of the intangible assets continued to exceed their carrying values.

Revenue Recognition

Revenue is generally realized or realizable and earned when persuasive evidence of an arrangement exists, the customer’s payment ability has been reasonably assured, title and risk of ownership have been transferred to the customer, and the seller’s price to the buyer is fixed or reasonably determinable. The Company also enters into long-term agreements under which it assigns marketing rights for products it has developed to pharmaceutical markets. Royalties under these arrangements are earned based on the sale of products.

Concurrent with the recognition of revenue, the Company records estimated provisions for product returns, sales rebates, payment discounts, chargebacks, and other sales allowances. The Company records failure to supply claims when they are probable and reasonably estimable. Provisions are established based upon consideration of a variety of factors, including but not limited to, historical relationship to revenues, historical payment and return experience, estimated and actual customer inventory levels, customer rebates, current contract sales terms with wholesale and indirect customers, and subsequent payment activity. The following briefly describes each provision and how such provisions are estimated.

•                       Cash Discounts—Payment discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated utilizing historical customer payment experience.

•                       Sales Rebates—Sales rebates are offered to certain customers to promote customer loyalty and encourage greater product sales. These rebate programs provide that, upon the attainment of pre-established volumes or the attainment of revenue milestones for a specified period, the customer receives credit against purchases. Other promotional programs are incentive programs periodically offered to customers. The Company estimates provisions for rebates and other promotional programs based on the specific terms in each agreement.

•                       Sales Returns—Consistent with common industry practices, the Company has agreed to terms with certain of its customers to allow them to return product that is within a certain period of the expiration date, although the Company is not always obligated to take product back from its customers. Upon recognition of revenue from product sales to customers, the Company provides for an estimate of product to be returned. This estimate is determined by applying a historical relationship of customer returns to amounts invoiced.

•                       Chargebacks—The Company markets and sells products directly to wholesalers, distributors, warehousing pharmacy chains, mail order pharmacies and other direct purchasing groups. The Company also markets products indirectly to independent pharmacies, non-warehousing chains, managed care organizations, and group purchasing organizations, collectively referred to as “indirect customers.” The Company enters into agreements with some indirect customers to establish contract pricing for certain products. These indirect customers then independently select a wholesaler from which to purchase the products at these contracted prices. Alternatively, the Company may pre-authorize wholesalers to offer specified contract pricing to other indirect customers. Under either arrangement, the Company provides credit to the wholesaler for any difference between the contracted price with the indirect customer and the wholesaler’s invoice price. This credit is called a chargeback. Provisions for estimated chargebacks are calculated primarily using historical chargeback experience, actual contract pricing, estimated and actual wholesaler inventory levels, and subsequent payment activity.

•                       Price Protection—Generally, the Company provides credits to wholesale customers for decreases that are made to selling prices for the value of inventory that is owned by these customers at the date of the price reduction. These credits are customary in the industry and are intended to reduce a wholesale customer’s inventory cost to better reflect current market prices. Since a reduction in the wholesaler’s invoice price reduces the chargeback per unit, price reduction credits are typically included as part of the reserve for chargebacks because they act essentially as accelerated chargebacks. Although the Company contractually agreed to provide price adjustment credits to its major wholesale customers at the time they occur, the impact of any such price reductions not included in the reserve for chargebacks is immaterial to the amount of revenue recognized in any given period.

•                       Medicaid Rebates—Federal law requires that a pharmaceutical manufacturer, as a condition of having its products receive federal reimbursement under Medicaid and Medicare Part B, must pay rebates to state Medicaid programs for all units of its pharmaceuticals that are dispensed to Medicaid beneficiaries and paid for by a state Medicaid program. The provision for Medicaid rebates is based upon historical experience of claims submitted by the various states. The Company also monitors Medicaid legislative changes to determine what impact such legislation may have on the provision for Medicaid rebates.

•                       Product Recall Returns—Liabilities for product returns related to recalls are based on estimated and actual customer inventory levels at the time of the recall and actual contract pricing. The Company did not have any recalls during fiscal years 2014 and 2013.

•                       Failure to Supply—The Company has entered into purchase agreements with certain customers that include a provision whereby the Company is required to reimburse these customers for price differences on product orders that the Company is unable to fulfill. The Company estimates this liability based on the terms of the agreements. The Company did not record any provisions for failure to supply during fiscal years 2014 and 2013.

Actual product returns, chargebacks and other sales allowances incurred are dependent upon future events and may be different from the Company’s estimates. The Company continually monitors the factors that influence sales allowance estimates and makes adjustments to these provisions when management believes that actual product returns, chargebacks and other sales allowances may differ from established allowances.

As of March 31, 2014, the Company had accounts receivable reserves of $32.0 with $28.3 included in accrued expenses and $3.7 included in accounts receivable. As of March 3 I, 2013, the Company had accounts receivable reserves of $19.1 with $17.5 included in accrued expenses and $1.6 included in accounts receivable on the accompanying Consolidated Balance Sheets.

For the period ended March 31, 2014, the period ended September 15, 2013 and the year ended March 31, 2013, the Company recorded $32.4, $33.1, and $28.9, respectively, of provisions related to sales made during the period, which is included in net revenues on the accompanying Consolidated Statements of Operations.

Concentration of Credit Risk

The Company extends credit on an uncollateralized basis primarily to wholesale drug distributors and retail pharmacy chains throughout the U.S. As a result, the Company is required to estimate the level of receivables which ultimately will not be paid. The Company calculates this estimate based on prior experience supplemented by a customer specific review when it is deemed necessary. On a periodic basis, the Company performs evaluations of the financial condition of all customers to further limit its credit risk exposure. Actual losses from uncollectible accounts have historically been insignificant. The uncollectible reserve balance was $0.4 at both March 31, 2014 and March 31, 2013.

The Company’s three largest customers accounted for approximately 33.7%, 12.2% and 8.3% and 25.5%, 20.9% and 10.9% of gross receivables at March 31, 2014 and March 31, 2013, respectively.

The Company maintains cash balances at certain financial institutions that are greater than the federally insurable limit of $0.2.

Research and Development

Research and development costs, including licensing fees for early stage development products, are expensed in the period incurred.

The Company may license the exclusive rights to co-develop or market various products with other drug delivery companies. These collaborative agreements usually require the Company to pay up-front fees and ongoing milestone payments. These costs are expensed as research and development expense. Payments made to third parties subsequent to regulatory approval are capitalized with that cost generally amortized over the shorter of the life of the product or the term of the licensing agreement.

The Company accrues estimated costs associated with clinical studies performed by contract research organizations based on activity level within the study through the balance sheet date. The Company monitors the progress of the trials and their related activities to the extent possible, and adjusts the estimates accordingly. These accrued costs are recorded as a component of research and development expense.

Advertising and Promotion

Costs associated with advertising and promotion is expensed in the period in which the advertising is used and these costs are included in selling and administrative expense. Expense includes the cost of product samples given to physicians.

Litigation

The Company is subject to litigation in the ordinary course of business and to certain other contingencies (see Note 14 — “Commitments and Contingencies”). Legal fees and other expenses related to litigation and contingencies are recorded as incurred. The Company, in consultation with its legal counsel, also assess the need to record a liability for litigation and contingencies on a case-by-case basis. Accruals are recorded when the Company determines that a loss related to a matter is both probable and reasonably estimable.

Income Taxes

Income taxes are accounted for under the asset and liability method where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax basis and for tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include historical cumulative losses, the forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings.

The Company accounts for uncertain tax positions in accordance with the authoritative guidance. The authoritative guidance addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the authoritative guidance for share-based payments, which requires the Company to measure and record compensation expense, based on estimated fair values, for all share-based compensation awards made to employees and directors over the vesting period of the awards.

The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model, which requires the use of subjective and complex assumptions. These assumptions include estimating the expected term that options granted are expected to be outstanding, the expected volatility of the Company’s stock price for a period commensurate with the expected term of the related options, and the risk-free rate with a maturity closest to the expected term of the Company’s stock options.

Warrant Accounting

The Company accounted for warrants in accordance with applicable ASC 815, Derivatives and Hedging, as derivative liabilities at fair value. Changes in the estimate of fair value are reflected as non-cash charges or credits to other income/expense in our statements of operations as “Change in warrant liability.” The warrant liability was written-off as a gain on debt extinguishment as a result of the Company’s bankruptcy filing and the expectation based on the Plan that the underlying stock would be cancelled upon emergence from bankruptcy. See Note 7—“Warrant Liability.”

Recently Adopted Accounting Pronouncements

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles-Goodwill and Other (ASC Topic 350)— Testing Indefinite-Lived Intangible Assets for Impairment.” ASU No. 2012-02 amends the impairment test for indefinite-lived intangible assets by allowing companies to first assess the qualitative factors to determine if it is more likely than not that an indefinite-lived intangible asset might be impaired as a basis for determining whether it is necessary to perform the quantitative impairment test. The changes to the ASC as a result of this update were effective prospectively for annual and interim impairment tests performed for fiscal years beginning after

September 15, 2012 (April 1, 2013 for the Company). The adoption of this guidance did not have a material impact on the Company’s Consolidated Financial Statements.

Customer Concentration

Our principal customers are specialty pharmacies and distributors. These customers comprise a significant part of the distribution network for specialty pharmaceutical products in the U.S. As a result, a small number of customers control a significant share of the market. For the period ended March 31, 2014, the Company’s three largest customers accounted for 20.1%, 19.0% and 15.6% of gross revenues. For the period ended September 15, 2013, the Company’s three largest customers accounted for 21.2%, 18.5% and 15.6% of gross revenues. For the fiscal year ended March 31, 2013, the Company’s three largest customers accounted for 19.5%, 14.4% and 14.1% of gross revenues.

Vendor Concentration

The active pharmaceutical ingredient (i.e., the chemical compounds that produce the desired therapeutic effect in our products) and other materials and supplies used in the products we sell, Clindesse®, Evamist®, Gynazole-1® and Makena®, are purchased by our contract manufacturers from different domestic and foreign suppliers. The Company currently utilizes contract manufacturers for each of its products. Our contract manufacturers also maintain safety stocks in our raw materials inventory, and in certain cases where we have listed only one supplier in our applications with the FDA, we have received FDA approval to use alternative suppliers should the need arise.

3. Emergence from Voluntary Reorganization under Chapter 11 Proceedings

On the Confirmation Date, the Court entered the Confirmation Order confirming the Plan. On the Effective Date, all conditions precedent to the effectiveness of the proceeds received from the Subscription Rights (“Rights Offering”) and related documents were satisfied or waived and the Company emerged from bankruptcy. The following is a summary, but not a complete description, of the substantive provisions of the Plan:

Distributions under the Plan

The Plan provided that the holders of the Company’s Senior Secured Notes received payment in full of their claims for prepetition principal and interest owing under the Senior Secured Notes (subject to certain adjustments) in an aggregate amount equal to approximately $231.4. The Plan also provided that each holder of the Company’s Convertible Subordinated Notes received its pro rata share of 7% of the common stock, par value $0.01 (“New Common Stock”), of the reorganized Company. Additionally, each holder of an Allowed General Unsecured Claim will receive its pro rata share of $10.25 (the “GUC Pool”). As of the Effective Date, all of the amounts described above were fully paid by the Company.

The Plan also provided for the reduction and modification of payments owed under certain prepetition settlement agreements related to a criminal action against ETHEX Corporation, a former subsidiary of the Company, and an action pursuant to the qui tam provisions of the False Claims Act. The total amount owed was reduced to $23.8, of which $8.6 was paid on the Effective Date. The remaining amounts owed, which are recorded net of present value discount, are being paid in quarterly installments, commencing with the quarter ended December 31, 2013. Finally, the amount owed under the debtor in possession financing facility (“DIP Facility”) was repaid in full.

Funding of the Plan

The distributions under the Plan were funded principally by: (1) the proceeds of a $37.0 equity financing pursuant to (i) a Second Amended and Restated Stock Purchase and Backstop Agreement dated June 6, 2013 (the “Stock Purchase Plan”) and (ii) a Share Purchase Agreement dated June 21, 2013 (the “Share Purchase Plan,” together with the Stock Purchase Plan, the “Equity Purchase Plans”)); (2) a $238.0 Rights Offering pursuant to the Stock Purchase Plan, as to which certain investors agreed to standby purchase commitments; and (3) a new first lien term loan facility of $100.0, less an original issue discount of $5.0, pursuant to a credit agreement entered into on the Effective Date of the Plan (the “First Lien Term Loan”).

Equity Interests

As of the Confirmation Date, 53,264,403, 6,818,601 and 40,000 shares of the Company’s previous Class A Common Stock, Class B Common Stock and 7% Cumulative Convertible Preferred Stock (together, the “Existing Securities”) were issued and outstanding, respectively. On the Effective Date, all of the Existing Securities, and the warrants and options exercisable therefor, were cancelled and extinguished in accordance with the Plan and an aggregate of 15,625,000 shares of New Common Stock were issued under the Plan (subject to dilution from the Management Incentive Plan, pursuant to which up to 10% of the New Common Stock (on a fully diluted basis) may be issued to management).

Following the Effective Date, the reorganized Company took action to deregister the Existing Securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Deregistration makes certain provisions of the Exchange Act, such as the requirement to file periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”), inapplicable to the reorganized Company and reduces the information that the reorganized Company will make available to the public, its stockholders and the SEC. The deregistration process was finalized as of April 1, 2014. The New Common Stock issued in accordance with the Plan is not registered with the SEC or listed for public trading on any securities exchange.

4. Fresh-Start Accounting

The application of fresh-start accounting is permitted only when the reorganization value of assets immediately prior to confirmation of a plan of reorganization is less than the total of all post-petition liabilities and allowed claims and the holders of voting shares immediately prior to the confirmation of the plan of reorganization receive less than 50% of the voting shares of the emerging entity. The Company applied fresh-start accounting since holders of existing voting shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging entity and because its reorganization value was less than the post-petition liabilities and allowed claims, as shown below:

September 15, 2013
Post-petition liabilities	$252.5
Liabilities subject to compromise	463.4
Total post-petition liabilities and allowed claims	715.9
Reorganization value of Successor assets	536.6
Excess post-petition liabilities and allowed claims	$179.3

Reorganization Value

Pursuant to the approved Reorganization Plan, the Company’s enterprise value of $457.5 was based on the expected future cash flows of the business after emergence from Chapter 11, discounted at rates reflecting perceived business and financial risks. The enterprise value and the resulting equity value are highly dependent on the achievement of the future financial results contemplated in the projections used in the discounted cash flow valuation model.

The Company’s enterprise value was first allocated to its tangible assets and identifiable intangible assets which resulted in no excess of enterprise value over the fair value of tangible and identifiable intangible assets, and therefore no goodwill. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Accumulated depreciation, accumulated amortization, retained deficit, and common stock attributable to the predecessor entity were eliminated.

Adjustments recorded to the Predecessor Company to give effect to the Plan and to record assets and liabilities at fair value pursuant to the adoption of fresh-start accounting are summarized below:

	Predecessor	Reorganization		Fresh-start		Successor
	(9/15/13)	Adjustments(a)		Adjustments(b)		(9/16/13)
ASSETS
Current Assets:
Cash and cash equivalents	$50.2	$(0.8	)(c)	$—		$49.4
Restricted cash	22.6	23.8	(d)	—		46.4
Receivables, net	21.6	—		—		21.6
Inventories, net	5.9	—		15.9	(j)	21.8
Prepaid and other current assets	5.3	—		—		5.3
Total Current Assets	105.6	23.0		15.9		144.5
Property and equipment, less accumulated depreciation	0.5	—		—		0.5
Intangible assets, net	101.3	—		281.4	(k)	382.7
Other long-term assets	8.9	—		—		8.9
Total Assets	$216.3	$23.0		$297.3		$536.6

LIABILITIES
Liabilities not subject to compromise
Accounts payable	10.1	—		—		10.1
Other Accrued Liabilities	137.3	(87.0	)(g)	—		50.3
Total Current Liabilities	147.4	(87.0)		—		60.4
Other long-term liabilities	18.7	—		—		18.7
Deferred tax liability	86.4	(86.4	)(h)	—		—
Long-term debt	—	95.0	(i)	—		95.0
Total liabilities not subject to compromise	252.5	(78.4)		—		174.1
Total liabilities subject to compromise	463.4	(463.4	)(e)	—		—
Total Liabilities	715.9	(541.8)		—		174.1

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock	—	—		—		—
Class A common stock	0.5	—	(f)	(0.5	)(f)	—
Class B common stock	0.1	—	(f)	(0.1	)(f)	—
Common stock	—	0.2	(f)	—	(f)	0.2
Additional paid-in capital	206.0	362.3	(f)	(206.0	)(f)	362.3
Accumulated deficit	(648.8)	202.3	(f)	446.5	(f)	—
Less: Treasury stock	(57.4)	—		57.4	(f)	—
Total Stockholders’ Equity (Deficit)	(499.6)	564.8		297.3		362.5
Total Liabilities and Stockholders’ Equity (Deficit)	$216.3	$23.0		$297.3		$536.6

(a)         Reflects adjustments necessary to give effect to the Plan, including the receipt of cash proceeds under the Share Purchase Plan and First Lien Term Loan, DIP Facility payment, settlement of LSTC, elimination of Predecessor equity and other transactions as contemplated under the Plan. These adjustments resulted in a gain on the settlement of LSTC of $135.3 in the Predecessor period ended September 15, 2013.

(b)         Reflects adjustments necessary to reflect assets and liabilities at fair value and to eliminate accumulated deficit. These adjustments resulted in a gain of $297.3 in the Predecessor period ended September 15, 2013. The net gain on fresh start adjustments has been included in Reorganization items, net in the Consolidated Statements of Operations.

(c)          This adjustment reflects the net use of cash on the Effective Date and in accordance with the Plan:

Proceeds from issuance of Common stock	$275.0
Exit financing proceeds, net of discount	95.0
Restricted cash	8.2
Total sources	378.2

Payment of Senior Secured Notes and interest	(231.4)
Payment of DIP Facility and interest	(86.6)
Claim settlements and other	(52.2)
Payment of professional claims	(8.8)
Total uses	(379.0)

Net decrease in cash	$(0.8)

(d)         The increase in restricted cash reflects $32.0 of proceeds from the Stock Purchase Agreement which were used to fund an escrow account that was required to be established related to a claim for post-petition interest on the previously outstanding Senior Secured Notes. This claim was settled subsequent to the Effective Date for $5.0 and the remaining $27.0 was released to the Company. The increase in restricted cash at the Effective Date was offset by the release of $22.0 of undrawn cash proceeds on the previously outstanding DIP Facility that was recorded as restricted cash. Additionally, restricted cash reflects $11.8 reserved for payments of bankruptcy professional fee claims and $2.0 reserved for indemnification of former directors and officers.

(e)          This adjustment reflects the settlement of liabilities subject to compromise in accordance with the Plan, as shown below:

LSTC
September 15, 2013
Debt, net of discount	$420.6
Interest payable	11.4
Other claims	31.4
Total	$463.4
Settlement consideration	328.1
Gain on settlement of LSTC	$135.3

(f)           Represents the cancellation of predecessor common stock in accordance with the Plan and elimination of corresponding stockholders’ deficit balances.

The adjustment also reflects the issuance of New Common Stock. A reconciliation of the reorganization value of assets to the Successor’s common stock is shown below:

Reorganization value of assets	$536.6
Less: fair value of debt	95.0
Less: fair value of liabilities (excluding debt)	79.1
Successor common stock	$362.5

(g)          On the Effective Date, the Company repaid in full all amounts owing under the DIP Facility of which $85.0 was principal and $1.6 was accrued interest. The remaining $0.4 reflects the elimination of the current deferred tax liability associated with the convertible debt accrued interest.

(h)         Reflects the elimination of the long-term deferred tax liability previously associated with the convertible debt interest expense.

(i)             The Company received net proceeds of $95.0 on the Effective Date under the First Lien Term Loan Agreement.

(j)            An adjustment of $15.9 was recorded to increase the net book value of finished goods inventories to their estimated fair value, which was determined based on the estimated selling price less costs to sell including disposal and holding period costs, and a reasonable profit margin on the selling and disposal effort.

The increase to the carrying value will be charged to costs of goods sold as units are sold. During the period ended March 31, 2014, $10.0 was charged to cost of goods, resulting in a remaining unamortized adjustment of $5.9 at March 31, 2014.

(k)         An adjustment of $281.4 was recorded to increase the net book value of the product intangibles to their estimated fair values as of the Effective Date. To estimate fair value, the Company utilized the discounted cash flow method. Future cash flows were estimated for each of the products for the period ranging from September 16, 2013 to March 31, 2025. The future cash flows were based on the financial projections and assumptions developed by management for each of the products. A terminal value was included, calculated using the constant growth method, based on the cash flows of the final year of the forecast period. The cash flows were then discounted to present value using discount rates ranging from 17.5% to 19.0%, depending on the product. The discount rates were estimated based on an after-tax weighted average cost of capital (“WACC”) reflecting the rate of return that would be expected by a market participant. The WACC also takes into consideration a company specific risk premium reflecting the risk associated with the overall uncertainty of the financial projections used to estimate future cash flows.

5.                   Reorganization Items, net

Subsequent to the Petition Date, costs directly attributable to the implementation of the Plan are reported as Reorganization items, net, in the Consolidated Statement of Operations. On the Effective Date and in connection with the Plan, the Company recorded a net gain of $393.5 for reorganization related items in the period ended September 15, 2013. This gain included $135.3 related to the cancellation of certain pre-petition obligations previously recorded as LSTC in accordance with terms of the Plan. Additionally, on the Effective Date, the Company became a new entity for financial reporting purposes and adopted fresh-start accounting, which requires, among other things, that all assets and liabilities be recorded at fair value resulting in a gain of $297.3. For additional information regarding fresh-start accounting see Note 4 — “Fresh-Start Accounting.” During fiscal year ended March 31, 2013, the Company recorded a gain of approximately $38.8 of which $35.9 related to the payment to Hologic pursuant to the Hologic Settlement Agreement, which was approved pursuant to an order of the Bankruptcy Court entered on December 27, 2012. The remaining $2.9 gain was attributable to adjustments to pre-petition obligations. Professional fees are attributable to outside legal counsel and financial advisors, and litigation costs directly related to the Chapter 11 cases amounted to $1.4, $39.1 and $21.7 in the period ended March 31, 2014, the period ended September 15, 2013, and fiscal 2013, respectively.

6.                   Intangible Assets

The following table presents a summary of finite-lived intangible assets:

	Successor			Predecessor
	March 31, 2014			March 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Makena®	$260.2	$(32.2)	$228.0	$119.5	$(37.0)	$82.5
Evamist®	31.6	(1.9)	29.7	61.9	(33.9)	28.0
Clindesse®	78.2	(4.4)	73.8	—	—	—
Gynazole-1®	12.7	(1.7)	11.0	—	—	—
Total	$382.7	$(40.2)	$342.5	$181.4	$(70.9)	$110.5

The Company’s intangible assets represent the value of the respective intellectual property product portfolios and are being amortized using the straight-line method over their estimated useful lives. Amortization expense related to intangible assets was $40.2 for the period ended March 31, 2014, $9.2 for the period ended September 15, 2013, and $20.1 for the fiscal year ended March 31, 2013.

The estimated future amortization expense related to intangible assets as of March 31, 2014 is as follows:

Fiscal Years Ending March 31,
2015	$74.2
2016	74.2
2017	74.2
2018	63.3
2019	11.7
Thereafter	44.9
Total	$342.5

7.                   Warrant Liability

The Company issued warrants to U.S. Healthcare in November 2010 and March 2011 to purchase an aggregate of up to 20.1 million shares of Class A Common Stock at an exercise price of $1.62 per share. The Company used a Monte Carlo simulation model to estimate the fair value of the warrants. The use of a Monte Carlo simulation requires the application of critical assumptions, including the possibility of a fundamental transaction occurring, reflecting conditions at each valuation date. The Company recomputed the fair value of the warrants using subjective input assumptions consistently applied for each period.

Predecessor
March 31,
2013
Balance at beginning of year	$(21.0)
Unrealized gain included in other income	12.4
Gain on reorganization	8.6
Balance at end of year	$—

The unrealized gain during fiscal year 2013 resulted from a decrease in the estimated fair value of the warrants prior to the bankruptcy filing. The remaining warrant liability balance of $8.6 was recognized as a gain on debt extinguishment during fiscal year 2013 as a result of the Company’s bankruptcy filing and the Plan reflecting the cancellation of the underlying stock upon the Effective Date.

8.                   Inventories

Inventories, net of reserves, consisted of:

	Successor	Predecessor
	March 31, 2014	March 31, 2013
Finished goods	$7.5	$1.9
Raw materials	4.5	3.7
Total inventories	$12.0	$5.6

Management establishes reserves for potentially obsolete or slow-moving inventory based on an evaluation of inventory levels, forecasted demand, and market conditions. The finished goods balance at March 31, 2014 includes a remaining unamortized fresh- start accounting adjustment of $5.9. For additional information regarding fresh-start accounting see Note 4 — “Fresh-Start Accounting.”

9.              Debt

Debt consisted of:

	Successor	Predecessor
	March 31, 2014	March 31, 2013
First Lien Term Loan (less unamortized discount of $2.1)	$47.9	$—
Senior Secured Notes (less unamortized discount of $4.4)	—	220.6	*
Convertible Subordinated Notes	—	200.0	*
DIP Facility	—	86.2
Building mortgages	—	29.8
Total debt	$47.9	$536.6

*Included in LSTC

First Lien Term Loan

As of March 31, 2014, the First Lien Term Loan has an outstanding balance of $47.9 of which $7.5 is due before March 31, 2015 and reflected as a current liability and $40.4 represents the long-term liability.

On September 16, 2013, as part of Plan, the Company entered into a $100.0 First Lien Term Loan. After an original issue discount of 5%, the Company received net proceeds of $95.0. The First Lien Term Loan bears interest at the election of the Company under either a LIBOR rate loan or a Base rate loan. The LIBOR rate loan uses an adjusted LIBOR rate of a minimum of 2% plus an applicable margin of 10%. The Base rate loan uses the prime rate of a minimum of 3.25% plus an applicable margin of 9%. The interest computed on the First Lien Term Loan for the period ended March 31, 2014 was computed using a LIBOR rate loan.

The First Lien Term Loan matures on January 31, 2018. Beginning with the quarter ending December 31, 2014, the Company was originally scheduled to begin making quarterly principal payments of $7.5 which shall be ratably reduced for any voluntary prepayments made by the Company, which is permitted under terms of the First Lien Term Loan. There are also certain mandatory prepayments which may cause the principal balance to be repaid sooner. The First Lien Term Loan is secured by certain assets of the Company. During the period ended March 31, 2014, the Company made a voluntary principal payment of $50.0. As a result of this prepayment, the quarterly principal payments of $7.5 were ratably reduced to $3.8. The Company has future annual principal payments of $7.5, $15.0, $15.0 and $12.5 for the fiscal years ending March 31, 2015, 2016, 2017 and 2018, respectively.

The First Lien Term Loan contains negative covenants, including restrictions on: (i) the incurrence of additional debt; (ii) liens and sale-leaseback transactions; (iii) loans and investments; (iv) guarantees; (v) the acquisition, sale, transfer or disposition of assets and businesses; (vi) dividends on, and redemptions of, equity interests and other restricted payments, including dividends and distributions to the Company by its subsidiaries; (vii) transactions with affiliates; (viii) changes in the business conducted by the Company; (ix) payment or amendment of subordinated debt and organizational documents; (x) fiscal year change, (xi) the acquisition, sale, or agreement for disqualified capital stock, (xii) accounting changes except as required by GAAP or any requirements of law, and (xiii) maximum capital expenditures. The First Lien Term Loan is also subject to minimum consolidated EBITDA, minimum fixed charge coverage, maximum leverage ratio, and minimum interest coverage financial covenants. The Company was in compliance with all applicable affirmative, negative and financial covenants of the First Lien Term Loan at March 31, 2014.

Senior Secured Notes

On March 17, 2011, the Company completed a private placement with a group of institutional investors for $225.0 ($218.3 after original issue discount) aggregate principal amount of 12% Senior Secured Notes due 2015. The Senior Secured Notes incurred interest at an annual rate of 12% per year, payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 2011. The Senior Secured Notes were offered only to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended. The Company’s registration statement for an exchange offer to holders of the Senior Secured Notes was effective on August 26, 2011. The holders of all privately issued Senior Secured Notes exchanged them for a like amount of registered Senior Secured Notes under the exchange offer. The Senior Secured Notes were satisfied in full as part of the Plan as described in Note 4 — “Fresh-Start Accounting”.

Convertible Subordinated Notes

In May 2003, the Company issued $200.0 principal amount of unsecured 2.5% Contingent Convertible Subordinated Notes (the “Convertible Subordinated Notes”) that were convertible, under certain circumstances, into shares of Class A Common Stock at an initial conversion price of twenty three dollars per share. The Convertible Subordinated Notes, with a maturity date of May 16, 2033, incurred interest that was payable on May 16 and November 16 of each year at a rate of 2.50% per annum. The Company was also obligated to pay contingent interest at a rate equal to 0.5% per annum during any six-month period from May 16 to November 15 and from November 16 to May 15, under certain trading price conditions. The Convertible Subordinated Notes were satisfied in full as part of the Plan as described in Note 4 — “Fresh-Start Accounting”.

DIP Facility

On December 27, 2012, the Company entered into a $85.0 DIP Facility with Silver Point Finance LLC to consummate a $60.0 settlement agreement (the “Hologic Settlement Agreement”) with Hologic Inc. and an affiliate (collectively, “Hologic”), to pay reasonable costs and expenses of the agent and lenders under the DIP Facility and to fund the Debtors’ general corporate purposes and working capital needs during these Chapter 11 Cases. The DIP Facility was secured by substantially all of the assets of the Company and had a maturity date of June 6, 2013, and incurred interest at a rate of 11% that was payable monthly. The DIP Facility was paid in full on the Effective Date as described in Note 4 — “Fresh-Start Accounting”.

Building mortgages

In March 2006, the Company entered into a $43.0 mortgage loan arrangement (the “Mortgage Loan”). The Mortgage Loan, which was secured by four of the Company’s buildings, incurred interest at a rate of 5.91% and was scheduled to mature on April 1, 2021. The four buildings were being marketed for sale and were classified as assets held for sale as of March 31, 2013. As of March 31, 2013, the reported value of $31.2 represented the estimated sales proceeds less cost to sell. On August 20, 2013, the building mortgages were settled in full as the properties were sold to the noteholder for the remaining balance of the loan.

10.       Other Assets

Other assets consisted of:

	Successor	Predecessor
	March 31, 2014	March 31, 2013
Life insurance, cash surrender value	$3.9	$4.5
Deposits	2.6	2.7
Prepaid insurance, long-term	1.5	1.8
Other assets	$8.0	$9.0

The balances related to life insurance represent the market value of the cash surrender value of the policies.

11.       Accrued Expenses and Other Long-Term Liabilities

Accrued expenses consisted of:

	Successor	Predecessor
	March 31, 2014	March 31, 2013
Sales returns, allowances and rebates	$28.3	$17.5
Salaries, wages, incentives and benefits	4.1	2.1
Litigation settlements	3.6	—
Professional services	3.4	6.5
Director & Officer’s indemnity reserve	2.0	—
Other	2.0	2.8
Accrued expenses	$43.4	$28.9

Other long-term liabilities consisted of:

	Successor	Predecessor
	March 31,	March 31,
	2014	2013
Litigation settlements	$10.2	$—
Life insurance and Other	5.3	—
Deferred tax liability	—	80.6
Other long-term liabilities	$15.5	$80.6

Sales returns, allowances and rebate accruals are established based on the Company’s revenue recognition policy (see Note 2 — “Summary of Significant Accounting Policies”). Accrued litigation settlements consist of the net present value of payments outstanding from settlement obligations. As of March 31, 2014, the litigation settlements outstanding relate to Department of Justice (“DOJ”) and Health and Human Service Office of Inspector General (“HHS OIG”), which were settled in February 2010 and December 2011, respectively. As noted in Note 4—“Fresh Start Accounting”, the Plan provided for the reduction and modification of payments owed under these prepetition settlement agreements. The total amount owed was reduced to $23.8, of which $8.6 was paid on the Effective Date. The remaining amounts owed are being paid in quarterly installments of $0.8, commencing with the quarter ended December 31, 2013 and ending with the quarter ending June 30, 2018. At March 31, 2013, the litigation settlements and other long-term liabilities were classified as LSTC.

12.       Divestitures

Sale of generic equivalent version of GlaxoSmithKline’s Duac® gel

During fiscal year 2010, we completed the sale to Perrigo of our Paragraph IV ANDA for a generic equivalent version of GlaxoSmithKline’s Duac® gel. Under the terms of the transaction, we received $14.0 from Perrigo at closing. In May 2012, we received an additional $2.0 as a milestone payment upon the completion of a successful technical transfer, the related gain from which is included in discontinued operations for the fiscal year ended March 31, 2013.

Sale of PDI

In consideration for the June 2010 sale of PDI, Particle Dynamics: (1) paid to the Company on the Closing Date $24.6 in cash, subject to certain operating working capital adjustments; and (2) assumed certain liabilities, including certain contracts. The Company incurred fees of $0.6 in connection with the transaction. Particle Dynamics deposited $2.0 of the purchase price in an escrow arrangement for post-closing indemnification purposes, which the Company recorded as restricted cash and deferred income until all post-closing matters were resolved. In addition, Particle Dynamics also agreed to pay to the Company four contingent earn-out payments in a total aggregate amount up to, but not to exceed, $5.5 based on annual EBITDA measurements of the sold business over the four years following the sale. The Company does not believe that Particle Dynamics has met the threshold for the earn-out through March 31, 2014. At March 31, 2012, the escrow balance was $1.8. On March 28, 2013, $1.3 of the $1.8 escrow balance was released to the Company and $0.5 was released and allocated among Particle Dynamics, and Fifth Third Bank. The $1.3 gain is included in discontinued operations for the fiscal year ended March 31, 2013.

Sale of Generics Business

In September 2011, the Company entered into an Asset Purchase Agreement pursuant to which the Company, K-V Generic Pharmaceuticals Inc. (“K-V Generic”) and DrugTech Corporation agreed to sell substantially all of the assets of K-V Generic and the Company’s generic products business (the “Divested Assets”) to the Zydus Parties. The sale was completed in August 2011.

In consideration for the Divested Assets, the Zydus Parties paid cash of $60.5, subject to possible adjustment based upon the operating working capital of the business at the closing date, and agreed to assume certain liabilities of the Company’s generics business. At the closing of the transaction, the Zydus Parties deposited $7.5 of the purchase price in an escrow arrangement for post- closing indemnification purposes, which the Company recorded as restricted cash and deferred income until certain post-closing matters were resolved. On December 4, 2012, $6.5 of the $7.5 escrow balance was released to the Company and $0.5 was released to the Zydus Parties. The remaining balance of $0.5 was released to the Company on June 6, 2014. The $6.5 gain is included in discontinued operations for the fiscal year ended March 31, 2013.

The above noted gains are recorded as $6.2, net of $3.6 of taxes, of gain on sale of discontinued operations for the fiscal year ended March 31, 2013.

For the fiscal year ended March 31, 2013, the Company recorded $6.3, net of $3.7 of taxes, of income from discontinued operations as a result of the final discharge of liabilities related to the dissolved entity ETHEX.

13.       Income Taxes

The income tax provisions (benefit) for the periods ended March 31, 2014, September 15, 2013 and March 31, 2013, are based on estimated federal and state taxable income (loss) using the applicable statutory rates. The current and deferred federal and state income tax provision / (benefit) for continuing operations for the periods ended March 31, 2014, September 15, 2013 and March 31, 2013 were as follows:

	Successor	Predecessor	Predecessor
		September 15,	Year Ended
	March 31, 2014	2013	March 31, 2013

Provision/(Benefit)
Current:
Federal	$—	$—	$—
State	—	—	(0.4)
	—	—	(0.4)
Deferred:
Federal	(11.0)	137.9	(10.0)
State	(0.8)	10.4	(0.8)
	(11.8)	148.3	(10.8)
	(11.8)	148.3	(11.2)
Increase/(decrease) in valuation allowance	11.8	(229.3)	14.4
Tax provision/(benefit)	$—	$(81.0)	$3.2

The reasons for the differences between the provision / (benefit) for income taxes for continuing operations and the expected federal income taxes at the U.S. statutory rate are as follows:

	Successor	Predecessor	Predecessor
		September 15,	Year Ended
	March 31, 2014	2013	March 31, 2013
Expected income tax expense (benefit)	$(11.3)	$141.5	$(5.6)
State income taxes, net of federal income tax benefit	(0.5)	6.8	(0.5)
Business credits	—	—	(0.4)
Non taxable gain on warrants	—	—	(7.4)
Non deductible share based payment expense	—	—	0.3
Non deductible professional fees	—	0.9	2.7
Non taxable debt extinguishment charges	—	(3.8)	—
Other	—	2.9	(0.3)
	(11.8)	148.3	(11.2)
Change in valuation allowance	11.8	(229.3)	14.4
Provision for income tax expense (benefit)	$—	$(81.0)	$3.2

As of March 31, 2014 and 2013, the tax effect of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts were as follows:

	Successor		Predecessor
	March 31, 2014		March 31, 2013
	Current	Non- Current	Current	Non- Current
Gross Deferred Tax Assets:
Revenue related accrued liabilities	$2.7	$—	$2.5	$—
Accrued compensation	0.1	—	0.3	—
Intangible assets	—	—	—	56.5
Stock-based compensation	0.4	—	0.3	—
Litigation and governmental inquiries liability	1.3	3.7	1.6	8.3
Property and equipment	—	0.2	—	5.1
Operating losses	—	142.2	—	255.1
Credit carry forwards	—	9.2	—	9.2
Other	—	0.1	0.3	0.1
	4.5	155.4	5.0	334.3
Gross Deferred Tax Liabilities:
Intangible assets	—	(37.3)	—	—
Convertible notes interest	—	—	—	(81.0)
Inventories	(0.9)	—	—	—
Prepaid insurance	(0.5)	(0.5)	(0.5)	(0.6)
Other	—	—	—	—
	3.1	117.6	4.5	252.7
Valuation allowance	(3.1)	(117.6)	(4.9)	(333.3)
Net deferred tax asset (liability)	$—	$—	$(0.4)	$(80.6)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers all significant available positive and negative evidence, including the existence of losses in recent years, the timing of deferred tax liability reversals, projected future taxable income, taxable income in carry back years, and tax planning strategies to assess the need for a valuation allowance. Based upon the level of current taxable loss, projections for future taxable income over the periods in which the temporary differences are deductible, the taxable income in available carry back years and tax planning strategies, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

Certain debt obligations of the Company were discharged upon emergence from bankruptcy. Discharge of a debt obligation for an amount less than the adjusted issue price generally creates cancellation of indebtedness income (“CODI”), which must be included in taxable income. However, CODI is excluded from taxable income for a taxpayer that is a debtor in a reorganization case if the discharge is granted by the court or pursuant to a plan of reorganization approved by the court. The Plan filed by the Company enabled it and its debtor subsidiaries to qualify for this bankruptcy exclusion rule. Based on current projections, the CODI triggered by the discharge of debt under the Plan did not create current taxable income, but reduced the Company’s net operating losses (“NOLs”) for the year of discharge and the net operating loss carryforwards. None of the Company’s other income tax attributes are expected to be reduced.

As a result of the issuance of New Common Stock upon emergence from bankruptcy, the Company realized a change of ownership for purposes of Section 382 of the Internal Revenue Code, which can impose annual limitations on utilization of NOLs and tax credits. The Company currently has a full valuation allowance to offset the benefit of its net deferred tax assets.

The Company has Federal loss carry forwards of approximately $383.0 and state loss carry forwards of approximately $481.6 at March 31, 2014. The Company also has tax credit carry forwards for alternative minimum tax, research credit, and foreign tax credit of $9.2 as of March 31, 2014. The loss carry forwards begin to expire in the year 2032. The alternative minimum tax credits have no expiration date. The research credit and foreign tax credit begin to expire in the year 2026 and 2017, respectively. Section 382 of the Internal Revenue Code subjects the utilization of NOLs and credit carryforwards to an annual limitation that is applicable if the Company experiences an ownership change. As a result of the issuance of New Common Stock upon emergence from bankruptcy, the

Company realized a change of ownership as defined in Section 382 of the Internal Revenue Code. However, the Company has yet to complete the computations under Section 382 which would determine the amount of annual limitation on its utilization of its NOLs and tax credit carryforwards. The annual limitation may result in the expiration of the NOLs and tax credit carryforwards before they can be used. However, based on management’s preliminary assessment, the Company believes it is more likely than not that the NOLs will not be limited. The Company currently has a full valuation allowance to offset the benefit of its deferred tax assets.

The Company is subject to taxation in the U.S. and various states and is subject to examination by those authorities. The Company’s federal statute of limitations has expired for fiscal years prior to 2011 and the relevant state statutes vary. The most recent tax period examined by the Internal Revenue Service was for the year ended March 31, 2010. No periods are currently under examination by the Internal Revenue Service.

Management regularly evaluates the Company’s tax positions taken on previously filed tax returns using information about recent court decisions and legislative activities. Many factors are considered in making these evaluations, including past history, recent interpretations of tax law, and the specific facts and circumstances of each matter. Because tax law and regulations are subject to interpretation and tax litigation is inherently uncertain, these evaluations can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions. The recorded tax liabilities are based on estimates and assumptions that have been deemed reasonable by management. However, if the Company’s estimates are not representative of actual outcomes, recorded tax liabilities could be materially impacted. At March 31, 2014, the Company had no gross unrecognized tax benefit reserves. The Company recognizes interest and penalties associated with uncertain tax positions as a component of income tax expense. The Company does not anticipate a significant change in this position within the next twelve months.

14.  Stock-Based Compensation

Predecessor

The Company maintained two stock option plans prior to the Effective Date. During the year ended March 31, 2013 and prior to the Petition Date, a limited number of options were granted. Each option granted had an exercise price of not less than 100% of the market value of the common stock on the date of grant. The contractual life of each option was generally ten years and the options generally vested at the rate of 10% per year from the date of grant. All options outstanding from these two plans were cancelled at the Effective Date. The Company had recorded $0.4 and $1.4 of stock-based compensation expense in the period ended September 15, 2013 and fiscal year ended March 31, 2013, respectively.

Successor

In conjunction with the Plan, the Company established the K-V Pharmaceutical Company 2013 Incentive Compensation Plan (the “2013 Plan”), which allows for the issuance of up to 1.7 million shares of common stock through the granting of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, dividend equivalents, and cash-based awards. No awards may be granted under the 2013 Plan after 10 years from the Effective Date. During the period from September 16, 2013 to March 31, 2014, the Company granted nonqualified options, incentive stock options, restricted stock units and share awards.

For the option awards, the Company estimates the fair value of stock options granted using the Black-Scholes option pricing model (the “Option Model”). The Option Model requires the use of subjective and complex assumptions, including the option’s expected term and the estimated future price volatility of the underlying stock, which determine the fair value of the share-based awards. The Company’s estimate of expected term was determined based on the average period of time that options granted are expected to be outstanding considering current vesting schedules. The expected volatility assumption used in the Option Model is based on management’s estimate of the volatility over a period commensurate with the expected term of the related options. As the Company has emerged from bankruptcy, the reliance on the historical volatility as a public company is not comparable or indicative of the future volatility. The risk-free interest rate used in the Option Model is based on the yield of U.S. Treasuries with a maturity closest to the expected term of the Company’s stock options.

For the restricted stock units and the share awards granted, the Company used the stock value at emergence as the basis for valuing these awards.

Stock Options

During the period ended March 31, 2014, approximately 301 thousand stock options were granted to the board of directors and certain employees of the Company at a weighted average exercise price of $24.46 per share. The stock options vest over a three year period commencing on the date of grant. As of March 31, 2014, the remaining contractual life of the stock options is 6.5 years.

The estimated fair value of the stock options was determined by utilizing a Black-Scholes options pricing model using the weighted average assumptions described below.

Dividend yield	None
Expected volatility	40%
Risk-free interest rate	1.2%
Expected term	5 years
Weighted average fair value per share at grant date	$8.14

For the period ended March 31, 2014, the Company recognized $1.0 of stock based compensation related to these stock options. As of March 31, 2014, the Company had $1.4 of total unrecognized compensation expense related to stock option grants, which will be recognized over the remaining weighted average period of 2.5 years.

Restricted Stock Units

During the period ended March 31, 2014, approximately 347 thousand restricted stock units (“RSUs”) were granted to certain employees of the Company. The RSUs were assigned a value of $23.20 per share which was the estimated fair value at the grant date. The RSUs have a three year vesting period commencing on the date of grant and New Common Stock will be issued no later than March 31, 2018.

For the period ended March 31, 2014, the Company recognized $3.2 of stock based compensation related to these RSUs. As of March 31, 2014, the Company had $4.9 of total unrecognized compensation expense related to the RSUs, which will be recognized over the remaining weighted average period of 2.5 years.

Equity Awards

During the period ended March 31, 2014, approximately 25 thousand shares of New Common Stock were issued to members of the Company’s board of directors. These shares were assigned a value of $23.20 per share which was the estimated fair value at the grant date. These shares vested immediately upon the date of grant and will be issued no later than January 1, 2019. For the period ended March 31, 2014, the Company recognized $0.6 of stock based compensation related to these equity awards.

Subject to the Directors continued service on the Board, the Company shall grant on each of the first, second, and third anniversaries from the date of the award, the number of common stock shares equal to $125 thousand ($250 thousand for the Chairman), divided by the greater of $32.00 or the fair market value of the stock as defined in the agreement. For the period ended March 31, 2014, the Company recognized $0.8 of stock based compensation related to these equity awards, which is recorded to accrued expenses until settled with shares of New Common Stock. As of March 31, 2014, the Company had $1.8 of total unrecognized compensation expense related to these equity awards, which will be recognized over the remaining weighted average period of 2.5 years.

15.  Commitments and Contingencies

Lease

The Company leases office space, equipment and automobiles under operating leases expiring through fiscal year 2019. Total lease expense for the period ended March 31, 2014, period ended September 15, 2013, and fiscal year 2013 was $0.5, $0.3, and $1.0, respectively.

Facility leases with free rent periods or rent escalation clauses are expensed on a straight-line basis over the life of the lease commencing at lease inception.

Future minimum lease commitments under non-cancelable operating leases are as follows:

Fiscal Years Ended
2015	$0.9
2016	0.6
2017	0.4
2018	0.3
2019	0.1
$2.3

Contingencies

The Company is currently subject to legal proceedings and claims that have arisen in the ordinary course of business. While the Company is not presently able to determine the potential liability, if any, related to all such matters, the Company believes the matters it currently faces, individually or in the aggregate, will not have a material adverse effect on its financial condition or operations or liquidity.

Claims Pre-Dating the Plan

The Plan, which became effective on September 16, 2013, released and discharged the Company from all liability for claims that arose prior to the Effective Date, including claims asserted through litigation that commenced (or could have been commenced) prior to the Effective Date, and permanently enjoins the holders of such claims from pursuing them further.

Any such claims that were or could have been asserted prior to the Effective Date, are subject to treatment in accordance with the Plan, which generally provides for the satisfaction of such claims from insurance proceeds, to the extent available (and subject to any applicable Self-Insured Retention (“SIRs”) and coverage limitations), and from the $10.25 GUC Pool to be shared ratably by all general unsecured creditors of the Company to the extent insurance proceeds are not sufficient to pay the claim in full.

Litigation Settlements

Accrued litigation consists of settlement obligations as well as loss contingencies recognized by the Company because settlement was determined to be probable and the related payouts were reasonably estimable. While the outcome of the current claims cannot be predicted with certainty, the possible outcome of claims is reviewed at least quarterly and an adjustment to the Company’s accrual is recorded as deemed appropriate based upon these reviews. The Company is unable to estimate the possible loss or range of losses above amounts already accrued at March 31, 2014.

On December 2, 2008, plaintiff Joseph Mas filed a complaint against the Company, in the United States District Court for the Eastern District of Missouri, Mas v. KV Pharma. Co., et al. On January 9, 2009, plaintiff Herman Unvericht filed a complaint against the Company also in the Eastern District of Missouri, Unvericht v. KV Pharma. Co., et al. On January 21, 2009, plaintiff Norfolk County Retirement System filed a complaint against the Company, again in the Eastern District of Missouri, Norfolk County Retirement System v. KV Pharma. Co., et al. The operative complaints in these three cases purport to state claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on behalf of a putative class of stock purchasers. On April 15, 2009, the Unvericht and Norfolk County cases were consolidated into the Mas case. The amended complaint for the consolidated action, styled Public Pension Fund Group v. KV Pharma. Co., et al., was filed on May 22, 2009. Defendants, including the Company and certain of its directors and officers, moved to dismiss the amended complaint on July 27, 2009. The Court granted the motion to dismiss the Company and all individual defendants in February 2010. On March 18, 2010, the Plaintiffs filed a motion for relief from the order of dismissal and to amend their complaint, and also filed a notice of appeal. On October 20, 2010, the Court denied Plaintiffs’ motion for relief from the order of dismissal and to amend pleadings. On November 1, 2010, Plaintiffs’ filed a notice of appeal. On September 21, 2011, an appeal was argued before the Eighth Circuit Court of Appeals on the matter. On June 4, 2012, the Court of Appeals affirmed the District Court’s decision in part, reversed in part, and remanded the action to the District Court for further proceedings. Specifically, the Court of Appeals affirmed that Plaintiffs did not adequately plead the Company made false or misleading statements about earnings as they relate to the manufacture of Metoprolol and that the scheme liability claims alleged against certain individual defendants should be dismissed. The Court of Appeals reversed and remanded the remainder of the action holding that plaintiffs had adequately plead that the Company’s statements regarding the Company’s compliance with FDA regulations and cGMP were false or misleading. The Court also directed the District Court to grant Plaintiffs motion to amend its complaint. The parties agreed to settle this matter for $12.5, payable entirely by the Company’s third party insurance. On December 20, 2013, Plaintiffs moved for preliminary approval of the proposed class action settlement. The Court granted preliminary approval of the settlement on January 28, 2014. On April 23, 2014, the parties participated in a fairness hearing, and the Court certified the class for purposes of settlement and entered orders approving the settlement and attorneys’ fees as agreed.

On October 19, 2011, plaintiff Frank Julianello filed a complaint against the Company and certain individual defendants, in the United States District Court for the Eastern District of Missouri, alleging violations of the anti-fraud provisions of the federal securities laws on behalf of all purchasers of the publicly traded securities of the Company between February 14, 2011 and April 4, 2011. The complaint alleges class members were damaged by paying artificially inflated stock prices due to the Company’s purportedly misleading statements regarding Makena® related to access and exclusivity. On October 31, 2011, plaintiff Ramakrishna Mukku filed a complaint against the Company, in the United States District Court for the Eastern District of Missouri, alleging violations of the anti-fraud provisions of the federal securities laws on behalf of all purchasers of the publicly traded securities of the Company between February 14, 2011 and April 4, 2011. The complaint alleges class members were damaged by paying artificially inflated stock prices due to the Company’s purportedly misleading statements regarding Makena® related to access and exclusivity. On November 2, 2011, plaintiff Hoichi Cheong filed a complaint against the Company, in the United States District Court for the Eastern District of Missouri, on behalf of purchasers of the securities of the Company, who purchased or otherwise acquired K-V securities between February 14, 2011 and April 4, 2011, seeking to pursue remedies under the Exchange Act. The complaint alleges class members were damaged by purchasing artificially inflated stock prices due to the Company’s purportedly misleading statements regarding Makena® related to access and exclusivity. On March 8, 2012, the Julianello, Mukku and Cheong cases were consolidated and the consolidated action is now styled In Re K-V Pharmaceutical Company Securities Litigation, Case No. 11CV 1816 AGF. On May 4, 2012, the Court approved the Anderson Family’s motion to be appointed the Lead Plaintiff in the matter. On April 22, 2013, the individual defendants moved to dismiss the complaint and oral argument was held before the Court on November 26, 2013. Pursuant to the Plan, the Company’s liability is limited to the extent of any applicable insurance policies. However, the Company has indemnification obligations to certain of its current and former officers who were named as co-defendants. On March 27, 2014, the Court entered an order granting the Company’s motion to dismiss the class action complaint without prejudice to the Plaintiffs’ ability to file a second amended complaint with respect to a limited issue of whether the Company’s statements about the Company’s financial assistance program for Makena were materially false or misleading. On April 16, 2014, the Plaintiffs filed a motion to reconsider asking the Court to reconsider its order restricting the scope of Plaintiffs ability to amend its complaint. The Court denied Plaintiff’s motion to reconsider and entered a judgment granting the Company’s motion to dismiss on June 6, 2014. Plaintiffs have until July 7, 2014 to file a notice of appeal with the Court.

On November 15, 2011, plaintiffs Phil and Martha Tompkins filed a verified shareholder derivative complaint in the United States District Court, Eastern District of Missouri, against the Company, its Board of Directors and certain officers alleging breach of fiduciary duties and other misconduct from February 14, 2011 to April 4, 2011. The complaint alleged a breach of fiduciary duties including by making, and allowing the making of, materially false and misleading statements to the investing public related to Makena® and its access and exclusivity. Defendants, including the Company and certain of its directors and officers, moved to dismiss the amended complaint on March 12, 2012. On April 8, 2014, the Court entered an order approving the Company’s unopposed motion to dismiss the complaint.

The Company and/or ETHEX are named defendants in one remaining unsettled product liability lawsuit that relates to the voluntary product recalls initiated by the Company in late 2008 and early 2009. The plaintiff in this lawsuit, as well as dozens of others that are now settled or dismissed, alleged damages as a result of the ingestion of purportedly oversized tablets allegedly distributed in 2007 and 2008. Plaintiffs’ allegations of liability were based on various theories of recovery, including, but not limited to strict liability, negligence, various breaches of warranty, misbranding, fraud and other common law and/or statutory claims. The Company possesses third party product liability insurance, which the Company believes is applicable to the claims in this remaining lawsuit and this lawsuit has been settled in principle for an allowed general unsecured claim in the Company’s bankruptcy proceedings and a payment from the Company’s insurer. A few other similar lawsuits have been settled, but not yet formally dismissed, for either an allowed general unsecured claim in the Company’s bankruptcy proceedings or for a combination of an allowed general unsecured claim and an amount to be paid by the Company’s third party product liability insurance carrier under the applicable policy.

On March 19, 2014, the Company filed a complaint for damages, declaratory judgment and injunctive relief against Marc Hermelin and Greg and Lisa Kenley as trustees to the Marc S. Hermelin Irrevocable Trust dated June 7, 1999. The petition concerns certain Split Dollar Agreements entered into between Hermelin and the Company that govern the ownership, collateral interest, repayment terms and tax treatment of certain life insurance policies provided to Hermelin under the Agreements subject to certain restrictions and rights held by the Company. The Company seeks to have the cash surrender value received by the 1999 Hermelin Irrevocable Trust as a result of the surrender of one of the life insurance policies held under the 1999 Split Dollar Agreement to repay premiums made by the Company thereunder. The Company also seeks declaratory judgment regarding the remaining five policies under the 1999 Split Dollar Agreement as well as previous Split Dollar Agreements requesting the Court order that KV is entitled to immediate payment of the cash surrender value up to the amount it paid in premiums under each policy for certain policies, and the greater of the premiums paid by the Company or the cash surrender value for other applicable policies. On March 20, 2014, the Court heard the parties arguments on the Company’s motion for injunctive relief and entered an order granting a temporary restraining order with respect to the approximate $1.1 cash surrender value received from the surrender of the insurance policy and ordering that those funds remain in the account for the 1999 Hermelin Irrevocable Trust until the matter is heard before the Court. On April 15, 2014, Defendants filed a motion to dismiss or alternatively a motion for summary judgment. The Company and Mr. Hermelin reached a settlement in principle on June 24, 2014. Under the terms of that agreement, the parties would dismiss the suit, surrender the remaining five policies, release the $100 thousand bond the Company posted with the court and cause the $1.1 million to be transferred to an escrow agent. The Company and Mr. Hermelin would receive equal distributions from the total of the cash surrender value at the time the policies are surrendered directly from the escrow agent or insurance companies. The parties have agreed to attempt to finalize the definitive settlement agreement within one month. Discovery in the matter is ongoing while the settlement agreement is being finalized and, to the extent necessary, a hearing is set to be heard before the Court on August 11, 2014.

There are uncertainties and risks associated with all litigation and there can be no assurance the Company will prevail in any particular litigation.

Purchase Commitment

The Company has entered into supply agreements to purchase approximately $7.8 of product inventory from three of its suppliers through December 2017.

16.  Subsequent Events

The Company has evaluated events and transactions through June 30, 2014, which is the date the financial statements were available to be issued, for possible recognition or disclosure in the financial statements.

On May 21, 2014, the Company made a voluntary Loan principal payment of $25.0.